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                                                                    EXHIBIT 99.3

RESULTS ASSESSING ROLE OF EGFR EXPRESSION, AMPLIFICATION, AND MUTATION PUBLISHED IN THE NEW ENGLAND JOURNAL OF MEDICINE

      MELVILLE, N.Y., Jul 13, 2005 (BUSINESS WIRE) -- OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today that The New England Journal of Medicine (NEJM) published results assessing the role of EGFR expression, amplification, and mutation in a subset of patients from the pivotal Phase III study showing Tarceva(R) (erlotinib) improved survival in patients with advanced non-small cell lung cancer (NSCLC). The findings were reported in a companion paper published with the clinical results of the BR.21 study in today's edition of the NEJM. The U.S. Food and Drug Administration (FDA) approved Tarceva in November 2004 for the treatment of patients with locally advanced or metastatic NSCLC after failure of at least one prior chemotherapy regimen.

      The results represent the first detailed assessment of the characteristics of EGFR expression in a large, randomized, placebo-controlled, Phase III trial and have provided additional insights into the role EGFR plays in NSCLC. The authors concluded that the survival benefit from Tarceva therapy that was seen for essentially all sub-sets of patients in the BR.21 study was greater, although not significantly, for patients whose tumors expressed the EGFR protein and for those patients whose tumors possessed an abnormally high copy number of the EGFR gene. Interestingly, in the subset of patients analyzed, patients whose tumors had mutations in their EGFR genes experienced no greater survival benefit than patients whose tumors expressed the non-mutated - or "wild-type" - form of the gene. The authors concluded that a mutation analysis is not necessary to select patients in whom treatment with EGFR inhibitors is appropriate. Tarceva's label does not limit prescribing to sub-set populations and it does not require testing for EGFR expression or mutation prior to use.

      Molecular and Clinical Predictors of Response and Survival in Patients Treated with Erlotinib in National Cancer Institute of Canada Clinical Trials Group Trial BR.21 - Ming-Sound Tsao, M.D. et al

      The publication reports an update of the analysis of EGFR protein expression by immunohistochemistry (IHC) that was included in the U.S. Tarceva package insert, and reports results of analyses of available tissue samples for abnormal gene copy number, using a technique called fluorescence in-situ hybridization (FISH), and for EGFR mutations. Analyses were carried out on sub-sets of patient tumor samples that were available for each technique.

      Samples from 177 of the 731 patients in the study were successfully analyzed for possible mutations in the EGFR gene. The results confirmed previous observations that the tumor response rate was higher in the sub-set of patients with mutations, however, when survival was assessed, there was no apparent difference in survival benefit between those patients with wild-type or mutated EGFR in their tumors (survival benefit was determined by comparing the overall survival of patients receiving Tarceva with the overall survival of patients receiving placebo for each patient group. The comparison results in a Hazard Ratio (HR). A HR of less than one indicates a decrease in the risk of death. The HR for patients whose tumors were determined to be "wild-type" was 0.73 (p=0.13) and for patients whose tumors were "mutated" the HR was 0.77 (p=0.45)).

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      Samples from 221 patients were available for FISH analysis of EGFR copy number. Analysis of the data showed that patients found to have a high copy number also had a more robust survival benefit (HR=0.44) than those with low copy number (HR=0.85). Updated analyses including additional samples were presented for EGFR protein expression measured by IHC. Forty-four percent (325/731) of the patient tumor samples were available for analysis. Fifty-seven percent of the patients were determined to be EGFR positive by IHC using the criteria applied by the investigators and these patients had a significant survival benefit (HR=0.68;p=0.02). A non-statistically significant HR of 0.93 was reported for the EGFR negative group.

ABOUT TARCEVA

      Tarceva is a small molecule designed to target the human epidermal growth factor receptor 1 (HER1) pathway, which is one of the factors critical to cell growth in non-small cell lung cancer (NSCLC) and other solid tumors. HER1, also known as EGFR, is a component of the HER signaling pathway, which plays a role in the formation and growth of numerous cancers. Tarceva is designed to inhibit the tyrosine kinase activity of the HER1 signaling pathway inside the cell, which may block tumor cell growth. Tarceva is the only HER1/EGFR-targeted therapy proven to significantly prolong survival in second-line NSCLC.

      Tarceva was approved by the FDA in November 2004 and is an oral tablet indicated for daily administration for the treatment of patients with locally advanced or metastatic NSCLC after failure of at least one prior chemotherapy regimen. Tarceva also received approval in Switzerland and Canada and received a positive opinion from the European Committee for Medicinal Products for Human Use (CHMP) recommending approval of Tarceva for the treatment of patients with locally advanced or metastatic NSCLC.

      Results from two earlier large, randomized, placebo-controlled clinical trials in first-line advanced NSCLC patients showed no clinical benefit with concurrent administration of Tarceva with doublet platinum-based chemotherapy (carboplatin and paclitaxel or gemcitabine and cisplatin) and its use is not recommended in that setting.

TARCEVA SAFETY

      In the pivotal trial, the most common adverse reactions in patients receiving Tarceva were rash and diarrhea. Grade 3/4 rash and diarrhea occurred in nine and six percent of Tarceva-treated patients, respectively. Rash and diarrhea each resulted in discontinuation of one percent of Tarceva-treated patients. Six and one percent of patients needed dose reduction for rash and diarrhea, respectively. In the Phase III trial, severe pulmonary reactions, including potential cases of interstitial lung disease, were infrequent (less than one percent) and were equally distributed between treatment arms.

ABOUT OSI PHARMACEUTICALS

      OSI Pharmaceuticals is committed to "shaping medicines and changing lives" by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for cancer and diabetes patients worldwide. The company operates through two business teams, (OSI) Oncology and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the

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paradigm of cancer care. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI's flagship product, Tarceva(R) (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the U.S. and with Roche throughout the rest of the world.

      In addition to Tarceva, (OSI) Oncology exclusively markets Novantrone(R) (mitoxantrone concentrate for injection) for its approved oncology indications and markets Gelclair(R) Bioadherent Oral Gel for the relief of pain associated with oral mucositis. The research and development pipeline consists of novel molecularly targeted anti-cancer agents focused on signal transduction pathways involved in cell proliferation, apoptosis and angiogenesis. The most advanced of these programs, targeting the co-inhibition of c-kit and VEGFR, has two candidates in development.

      This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI's and its collaborators' abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.

SOURCE: OSI Pharmaceuticals, Inc.
OSI Media and Investor Contact:
Kathy Galante, 631-962-2000